Exhibit (a)(5)(ii)

For Immediate Release

Western Asset Variable Rate Strategic Fund Inc.

Announces Preliminary Results of Issuer Tender Offer for Common Stock

NEW YORK — (BUSINESS WIRE) — November 23, 2015 — Western Asset Variable Rate Strategic Fund Inc. (NYSE: GFY) (the “Fund”) announced today the expiration and preliminary results for its issuer tender offer for up to 30% of the outstanding common stock (“Shares”) of the Fund at a price equal to 98% of the net asset value per Share of the Fund’s Shares as determined as of the close of the regular trading session of the New York Stock Exchange on the date the tender offer expired. The Fund’s offer expired on Friday, November 20, 2015 at 11:59 p.m., New York City time.

Based on current information, approximately 4,469,460 Shares were duly tendered and not withdrawn, including Shares tendered pursuant to notices of guaranteed delivery. This number is subject to adjustment and should not be considered as final. Because the number of Shares tendered exceeds 2,000,746 Shares, the tender offer has been oversubscribed. Therefore, in accordance with the terms and conditions specified in the tender offer, the Fund will purchase Shares from all tendering stockholders on a pro rata basis, disregarding fractions. Payment for such Shares will be made on or about November 25, 2015. The purchase price of properly tendered Shares is $17.13 per Share, equal to 98% of the per Share net asset value of $17.48 as of the close of the regular trading session of the New York Stock Exchange on November 20, 2015. Shares that were not tendered will remain outstanding.

Any questions about the tender offer can be directed to AST Fund Solutions LLC, the information agent for the tender offer, at (866) 416-0553.

Western Asset Variable Rate Strategic Fund Inc., a non-diversified closed-end management investment company traded on the New York Stock Exchange under the symbol “GFY,” is advised by Legg Mason Partners Fund Advisor, LLC, a wholly-owned subsidiary of Legg Mason, Inc., and is sub-advised by Western Asset Management Company, Western Asset Management Company Limited and Western Asset Management Company Pte. Ltd., all wholly-owned subsidiaries of Legg Mason, Inc. Additional information regarding the matters addressed in the press release may be announced subsequently via press release, which can be accessed at www.lmcef.com. Hard copies of the Fund’s complete audited financial statements are available free of charge upon request. Data and commentary provided in this press release are for informational purposes only. Legg Mason and its affiliates do not engage in selling Shares of the Fund.

THIS PRESS RELEASE MAY CONTAIN STATEMENTS REGARDING PLANS AND EXPECTATIONS FOR THE FUTURE THAT CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACT ARE FORWARD-LOOKING AND CAN BE IDENTIFIED BY THE USE OF WORDS SUCH AS “MAY,” “WILL,” “EXPECT,” “ANTICIPATE,” “ESTIMATE,” “BELIEVE,” “CONTINUE” OR OTHER SIMILAR WORDS. SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON THE FUND’S CURRENT PLANS AND EXPECTATIONS, AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS. ADDITIONAL INFORMATION CONCERNING SUCH RISKS AND UNCERTAINTIES ARE CONTAINED IN THE FUND’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

For more information, please call 1-888-777-0102 or consult the Fund’s web site at www.lmcef.com.

Media Contact: Maria Rosati — (212) 805-6036, mrosati@leggmason.com.